Exhibit 99.1

Contacts:
Ivana Magovčević-Liebisch
General Counsel and Executive Vice President,
Corporate Communications
(617) 250-5759
imagovcevic@dyax.com

Nicole Jones
Associate Director, Investor Relations and
Corporate Communications
(617) 250-5744
njones@dyax.com

Dyax Monetizes a Portion of Its Revenues from Phage Display Licensing and Funded Research Program for $30 Million

Conference Call Scheduled at 4:30 p.m. ET Today

Cambridge, MA, August 24, 2006 — Dyax Corp. (Nasdaq: DYAX) announced today that it has entered into an agreement with Paul Capital Partners’ Paul Royalty Fund II, L.P. (Paul Royalty) pursuant to which Dyax has monetized a percentage of the revenues generated through Dyax’s Phage Display Licensing and Funded Research Program (LFRP) for a $30 million upfront cash payment.  Dyax also has an option to receive an additional $5 million payment from Paul Royalty in the event that the LFRP achieves certain revenue goals within the next two years.  The agreement is limited to LFRP revenues and does not affect Dyax’s current or future internal drug development nor any of its co-development programs.

Under the terms of the agreement, Paul Royalty’s rights to receive revenues through LFRP would continue for approximately ten years.  The exact percentage of Dyax’s LFRP revenue that Paul Royalty will receive is tiered and declines as certain revenue levels are achieved.  This allows Dyax to retain a substantial interest in future LFRP revenues, and maximizes Dyax’s participation in these revenues when products developed by Dyax’s licenses are expected to reach the marketplace.  Upon termination of the agreement, all rights to LFRP revenues will revert to Dyax.  Dyax also retains the right to repurchase the revenue rights to the LFRP at any time.

“This financing structure allows Dyax to unlock the value of future revenues from this highly successful licensing program and receive a substantial cash infusion without a dilutive equity financing,” commented Henry E. Blair, Chairman and Chief Executive Officer of Dyax.  “The upfront $30 million payment will allow us to continue advancing our HAE and CABG programs and to fund other therapeutic leads from Dyax’s extensive pipeline of internally discovered candidates. Furthermore, Dyax still retains a significant interest in future LFRP revenues, the value of which is now validated.”

“Paul Royalty is pleased to provide Dyax access to a non-dilutive source of capital to fund its internal development programs,” remarked Gregory B. Brown, MD, Partner at Paul Capital Partners.  “Dyax’s LFRP estate represents a unique investment opportunity for Paul Royalty due to its extensive use within the pharmaceutical and biotechnology industry as a powerful tool for accelerating discovery and development of therapeutic and diagnostic agents.  This estate has demonstrated great potential to identify new drug candidates, and to provide opportunities to participate in numerous product candidates creating significant value both for our investors and for Dyax.”

Dyax will host a webcast and conference call, including an open question and answer session, this afternoon, August 24, 2006, to discuss the terms of the deal.

Date:	Thursday, August 24, 2006
Time:	4:30 p.m. ET
Telephone Access:	Domestic callers, dial 888-873-4896
International callers, dial 617-213-8850
Passcode 48318002
Online Access:	Go to the Investor Relations section of the Dyax website (www.dyax.com) and follow instructions for accessing the live webcast. Participants may register in advance.

A replay of the conference call will be available through September 7, 2006 and may be accessed by dialing 888-286-8010. International callers should dial 617-801-6888. The replay passcode for all callers is 27047929. The webcast will be archived on the Dyax website for an indefinite period of time.

About Dyax’s Phage Display Licensing and Funded Research Program

Dyax leverages its phage display technology broadly with over 75 revenue generating licenses and collaborations for therapeutic discovery, as well as in non-core areas such as affinity separations, diagnostic imaging, and research reagents.  In general, these licenses and collaborations fall into three distinct categories: patent license, library license and funded research.  Currently, 14 product candidates generated by our licensees and collaborators using our technology are in clinical trials.

Furthermore, we estimate that our licensees and collaborators have over 70 additional product candidates in various stages of research and preclinical development that were generated using our technology.  We anticipate that we will receive milestones and royalties from our licensees and collaborators to the extent that these product candidates advance in development and are ultimately commercialized.

About Paul Capital Partners and Paul Royalty Fund

Paul Capital Partners manages nearly $5 billion in equity capital commitments for its three investment platforms that include Healthcare Royalty and Revenue Interests, Private Equity Secondaries and Top Tier Fund-of-Funds.  The firm has offices in New York, San Francisco, Paris, London and Toronto.  The Paul Royalty Fund is one of the largest dedicated healthcare funds globally, with approximately $1 billion in equity capital commitments.  The Paul Royalty Fund has made investments in the pharmaceutical, biotechnology, and medical device sectors valued at more than $850 million.  These investments are focused on commercial stage companies and products, and consist of investments in the form of royalties, revenue interests, equity and debt.  For more information on Paul Capital Partners and the Paul Royalty Fund visit www.paulcapital.com.

About Dyax

Dyax is focused on advancing novel biotherapeutics for unmet medical needs, with an emphasis on cancer and inflammatory indications.  Dyax utilizes its proprietary drug discovery technology to identify antibody, small protein and peptide compounds for clinical development.

Dyax’s lead product candidate is DX-88, a recombinant small protein that is currently in clinical trials for its therapeutic potential in two separate indications.  In its joint venture with Genzyme Corporation, Dyax has successfully completed three Phase II trials of DX-88 for the treatment of hereditary angioedema (HAE).  A Phase III trial is ongoing.  Independently, Dyax has successfully completed a Phase I/II trial of DX-88 for the prevention of blood loss during heart surgery (CABG procedures) and is planning a Phase IIb trial for further development of DX-88 in this indication.  DX-88 has orphan drug designation in the U.S. and E.U. for the treatment of angioedema.

Dyax identified DX-88 and other compounds in its pipeline using its patented phage display technology, which rapidly selects compounds that bind with high affinity and specificity to therapeutic targets.

Dyax and the Dyax logo are the registered trademarks of Dyax Corp.

Dyax is headquartered in Cambridge, Massachusetts, and has antibody discovery facilities in Liege, Belgium.  For online information about Dyax Corp., please visit www.dyax.com.

Dyax Disclaimer

This press release contains forward-looking statements, including statements regarding Dyax’s phage display licensing and funded research program (LFRP), the LFRP’s potential to generate future revenues and the potential for Dyax’s licensees to bring products to market.  Statements that are not historical facts are based on Dyax’s current expectations, beliefs, assumptions, estimates, forecasts and projections about the industry and markets in which Dyax competes.  The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict.  Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements.  Important factors that may affect the extent of Dyax’s patent portfolio and its potential for the identification of novel compounds include the risks that:  Dyax may not be able to obtain and maintain intellectual property protection for its phage display technology; others may develop technologies superior to Dyax’s phage display technology; and other risks that are described or referred to in Dyax’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.  Dyax cautions investors not to place undue reliance on the forward-looking statements contained in this release.  These statements speak only as of the date of this release, and Dyax undertakes no obligations to update or revise these statements, except as may be required by law.

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